UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

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LVIP Blended Large Cap Growth Managed Volatility Fund

a series of Lincoln Variable Insurance Products Trust

(Name of Registrant As Specified In Its Charter)

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INFORMATION STATEMENT

Lincoln Variable Insurance Products Trust

(the “Trust”)

LVIP Blended Large Cap Growth Managed Volatility Fund

(formerly known as LVIP UBS Large Cap Growth Managed Volatility Fund)

(the “Fund”)

Dated: May 6, 2016

Dear Shareholder:

At a meeting of the Board of Trustees (the “Board”) of the Trust, held on December 7-8, 2015 (the “Meeting”), the Board approved a new investment sub-advisory agreement (the “New Sub-Advisory Agreement”) for the Fund between the Fund’s investment adviser, Lincoln Investment Advisors Corporation (the “Adviser”), and Wellington Management Company LLP (“Wellington”).

The Trust has received an exemptive order (the “Order”) from the U.S. Securities and Exchange Commission (“SEC”) permitting the Adviser, subject to Board approval, including a majority of the Trustees who are not “interested persons” (“Independent Trustees”) of the Trust within the meaning of that term under the Investment Company Act of 1940, to enter into or materially amend the Fund’s investment sub-advisory agreements with sub-advisers without obtaining shareholder approval. Accordingly, approval of the New Sub-Advisory Agreement does not require a shareholder vote.

We are not asking you for a proxy, and you are requested not to send us a proxy,

with respect to this sub-adviser change. This document is for informational purposes only and you are not required to take any action.

As a condition of relying on the Order, the Adviser is required to furnish Fund shareholders with an Information Statement whenever a sub-advisory agreement is entered into or materially amended. This Information Statement presents details regarding the New Sub-Advisory Agreement.

The Board approved the addition of Wellington as a sub-adviser to the Fund as part of a restructuring of the Fund, which included changes to the Fund’s investment strategy. Information regarding these changes, which were effective February 8, 2016, was provided in a supplement to the Fund’s prospectus dated January 8, 2016. Following these changes, the Adviser intends to allocate approximately 50% of the Fund’s assets not subject to the managed volatility overlay to UBS Asset Management (Americas) Inc. (“UBS”) and approximately 50% of the Fund’s assets not subject to the overlay to Wellington. Such allocations are subject to change at the discretion of the Adviser.

I.	Background

At the Meeting, the Adviser recommended and the Board, including all of the Independent Trustees, approved the New Sub-Advisory Agreement with Wellington on behalf of the Fund to be effective as of February 8, 2016. The New Sub-Advisory Agreement is in addition to the prior sub-advisory agreement between the Adviser and UBS dated September 21, 2012 (the “UBS Sub-Advisory Agreement”), which was last approved by the Board on September 15, 2015. Under the terms of the New Sub-Advisory Agreement, Wellington makes investment decisions for the Fund assets that the Adviser allocates to Wellington and continuously reviews, supervises and administers the Fund’s investment program with respect to such assets.

II.	Board Considerations on the New Sub-Advisory Agreement

On December 7-8, 2015, the Board of the Trust met to consider, among other things the approval or amendment, as applicable, of the sub-advisory agreement with Wellington (collectively the “Sub-Advisory Agreement”) for the Fund. The Independent Trustees reported that they had reviewed materials provided by the Adviser, Lincoln National Life Insurance Company (“Lincoln Life”) and Wellington prior to and during the meetings, and had reviewed a memorandum from their independent legal counsel that advised them of their fiduciary duties pertaining to approval of investment sub-advisory agreements and the factors that they should consider in evaluating such agreements. Among other information, the Adviser, Lincoln Life and Wellington provided information to assist the Independent Trustees in assessing the nature, extent and quality of services to be provided, including in-person presentations by representatives of Wellington and Wellington’s responses to the Adviser’s request for proposal. The Board considered that the Adviser’s research team expected that diversifying the Fund from a single sub-adviser to a combination of two or more sub-advisers could improve performance with the risk managed volatility overlay based on historical modeling and that the Adviser had evaluated each of the proposed sub-advisers from a relative and risk adjusted return perspective, volatility, overlay, hedging, external expertise and marketability stance. The Board also noted that Wellington provided subadvisory services to other funds in the Trust and that the Board had reviewed extensive information regarding the sub-adviser or affiliates of the sub-adviser during the annual contract renewal process that was completed in September 2015. The Independent Trustees and their independent legal counsel met separately from the “interested” trustee, Trust officers as well as Lincoln Life and Adviser employees and Wellington to consider the approval of the Sub-Advisory Agreement.

Based upon its review, the Board concluded that it was in the best interests of the Fund that the Sub-Advisory Agreement be approved or amended, as applicable effective February 8, 2016. In considering the approval of the Sub-Advisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling and considered a variety of factors in its analysis including those discussed below. The Board did not allot a particular weight to any one factor or group of factors.

Nature, Extent and Quality of Services.

In considering the approval of the sub-advisory agreement between Adviser and Wellington with respect to the Fund, the Board considered the nature, extent and quality of services to be provided by Wellington under the Sub-Advisory Agreement. The Board noted that Wellington was proposed as an additional sub-adviser for an allocation of the Fund and noted that Wellington currently serves as a sub-adviser to two funds in the Trust. The Board considered the criteria provided by Adviser in recommending an additional sub-adviser for the Fund. The Board reviewed the services to be provided by Wellington, the backgrounds of the investment professionals proposed to service the Fund and the reputation, resources and investment approach of Wellington. They also reviewed information provided regarding the structure of portfolio manager compensation, trading and brokerage practices, soft dollar usage, risk management and compliance and regulatory matters. The Board concluded that the services to be provided by Wellington were expected to be satisfactory.

Performance.

The Board considered performance information provided by Wellington comparing the annual performance of the Large Cap Research Equity Composite to the S&P 500 Index for various periods and considered the historical performance results provided by Adviser that included the current sub-adviser and the proposed sub-adviser and the managed volatility risk overlay. The Board concluded that the services to be provided by Wellington were expected to be acceptable.

Sub-advisory Fee and Economies of Scale.

The Board reviewed the proposed sub-advisory fee schedule, which included breakpoints, and considered that the fee schedule was the same as the sub-advisory fee schedule for UBS, the current sub-adviser to the Fund. The Board considered that the sub-advisory fee schedule was negotiated between the Adviser and Wellington, an unaffiliated third party. The Board concluded that the sub-advisory fees were reasonable.

Profitability and Fallout Benefits.

The Board considered that the sub-advisory fee schedule was negotiated between Adviser and Wellington, an unaffiliated third party, and that Adviser compensates Wellington from its fees. The Board reviewed materials provided by Wellington as to any additional benefits it receives and noted Wellington’s statement that it will receive reputational benefits from the relationship. The Board determined that the sub-advisory fee was reasonable in light of these fallout benefits.

Conclusion.

Based on all the information considered and conclusions reached, the Board determined that the terms of the proposed Sub-Advisory Agreement are fair and reasonable and that approval of the Sub-Advisory Agreement is in the best interests of the Fund.

III.	The New Sub-Advisory Agreement

The New Sub-Advisory Agreement is dated February 8, 2016 and has an initial two-year term. Thereafter, continuance of the New Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees.

Other than the effective date and the name of the sub-adviser, the New Sub-Advisory Agreement is generally the same in all material respects to the UBS Sub-Advisory Agreement. Under the New Sub-Advisory Agreement, Wellington will make investment decisions for the Fund assets that the Adviser allocates to Wellington and continuously review, supervise and administer the Fund’s investment program with respect to such assets. The New Sub-Advisory Agreement can be terminated at any time, without the payment of any penalty, by: (a) the vote of a majority of the Fund’s outstanding voting securities; (b) the Adviser on at least sixty days’ written notice to Wellington; or (c) Wellington on at least sixty days’ written notice to the Adviser. The New Sub-Advisory Agreement will also automatically terminate, without the payment of any penalty, in the event of its assignment, its delegation, unless the Adviser has by prior written consent agreed to the delegation, or in the event the investment management agreement between the Adviser and the Trust terminates for any reason.

The Fund paid the Adviser investment advisory fees at an aggregate annual rate of 0.63% of net assets or $3,761,554 for the fiscal year ended December 31, 2015. The Adviser, in turn, paid sub-advisory fees for the Fund at an aggregate annual rate of 0.30% of net assets or $1,753,807 for the fiscal year ended December 31, 2015. Had the New Sub-Advisory Agreement been in effect for that same time period, the Adviser would have paid sub-advisory fees at an aggregate annual rate of 0.30% of net assets or $1,753,807, with no changes as compared to the UBS Sub-Advisory Agreement.

IV.	Information About Wellington

Wellington, which is located at 280 Congress Street, Boston, Massachusetts 02210, is a major financial services company engaged in a broad range of financial activities beyond its mutual fund-related activities, including among others, banking, investment banking, broker/dealer (sales and trading), asset management, insurance and other financial activities. Wellington is a wholly-owned subsidiary of Wellington Management Group LLP (“Wellington Management”), which is located at 280 Congress

Street, Boston, Massachusetts 02210. As of March 31, 2016, Wellington Management had over $942 billion in assets under management.

The following table provides the name and principal occupation of Wellington’s directors and executive officers. The address of each of the directors and executive officers is 280 Congress Street, Boston, Massachusetts 02210.

Name	Principal Occupation and Title
Steven C. Angeli	Equity Portfolio Manager Senior Managing Director, Wellington Management Company LLP Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
John E. Butler	Global Bond Strategist Senior Managing Director, Wellington Management International Ltd Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Cynthia M. Clarke	General Counsel Senior Managing Director, Wellington Management Company LLP
Cheryl M. Duckworth	Head of Wellington Management Singapore Pte Ltd Associate Director, Global Industry Research Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Desmond A. Havlicek	Director, US Financial Intermediaries Group Senior Managing Director, Wellington Management Company LLP Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Jean M. Hynes	Global Industry Analyst Senior Managing Director, Wellington Management Company LLP Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Donald J. Kilbride	Equity Portfolio Manager Senior Managing Director, Wellington Management Company LLP Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Ian R. Link	Equity Portfolio Manager Senior Managing Director, Wellington Management International Ltd Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Nancy M. Morris	Chief Compliance Officer Managing Director, Wellington Management Company LLP
Phillip H. Perelmuter	Head of Wellington Management International Ltd Director, Global Investment Research Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP
Edward J. Steinborn	Chief Financial Officer Senior Managing Director, Wellington Management Company LLP
Brendan J. Swords	Chairman, Chief Executive Officer, Wellington Management Company Executive Committee Member, Wellington Management Group LLP and Wellington Group Holdings LLP

The addresses for the affiliates referenced above are:

Wellington Management Company LLP

280 Congress Street,

Boston, Massachusetts 02210

Wellington Management International Ltd

Cardinal Place, 80 Victoria Street

London SW1E 5JL

England

Wellington Management Singapore Pte Ltd

8 Marina Boulevard, #03-01

Tower 1, Marina Bay Financial Centre

Singapore 018981

A.	Comparable Funds

Wellington does not currently manage any comparable mutual funds in the Large Cap Equity Research approach.

B.	Payments of Commissions to Affiliated Brokers

Wellington has a broker-dealer affiliate, Wellington Management Advisers, Inc. This entity does not engage in retail brokerage, lending, securities underwriting, or proprietary trading. Its business is limited to introducing US prospects and clients to the investment management capabilities of the Wellington organization, including to prospects who ultimately may purchase interests in Wellington private funds. Wellington does not direct trades through Wellington Management Advisers, Inc., nor does this broker-dealer affiliate have the capability to process such trades.

As of March 31, 2016, Wellington had the following affiliated broker-dealers:

Parent Company: Wellington Management

Subsidiary Name
Wellington Management Advisers, Inc.

The Fund did not pay any brokerage commissions to brokers affiliated with Wellington Management for the fiscal year ended December 31, 2015.

V.	Purchases of Wellington’s Securities by Trustees

To the knowledge of the Fund, no Trustee currently has any material interest in security holdings or transactions or proposed transactions involving Wellington or any entity controlling, controlled by or under common control with Wellington.

VI.	Ownership of Shares

As of March 14, 2016, the Fund had 8,294,390.61 outstanding Standard Class shares and 13,489,537.19 outstanding Service Class shares. Because the Fund is an investment for variable annuity contracts and variable life insurance policies (“Variable Contracts”) offered by certain life insurance companies, the insurance companies are the record holders of the Fund’s shares. However, the owners of the Variable Contracts are the beneficial owners/shareholders because they direct the voting of the Fund’s shares. As of March 14, 2016, no beneficial owner/shareholder of the Fund’s shares owned 5% or more of the shares.

As of December 31, 2015, the Trustees and officers of the Trust as a group beneficially owned less than 1% of the Fund’s outstanding shares.

VII.	Other Information

Investment Adviser

The Adviser serves as the Fund’s investment adviser and is located at One Granite Place, Concord, New Hampshire 03301.

Principal Underwriter and Distributor

The Trust’s distributor, Lincoln Financial Distributors, Inc. (“LFD”), is located at 130 North Radnor-Chester Road, Radnor, Pennsylvania 19087. LFD is an affiliate of the Adviser. The Fund paid LFD $781,625 for the fiscal year ended December 31, 2015.

Broker-Dealers Affiliated with the Adviser

The Adviser has the following affiliated brokers: Lincoln Financial Advisors Corporation, Lincoln Financial Investment Services Company, Lincoln Financial Distributors, Inc., and Lincoln Financial Securities Corporation. The Fund does not trade securities through any broker affiliated with the Adviser and as a result, the Fund did not pay any brokerage commissions to these brokers for the fiscal year ended December 31, 2015.

Administrator

The Trust’s administrator, Lincoln Life, is located at 1300 S. Clinton Street, Ft. Wayne, Indiana 46802. Lincoln Life is an affiliate of the Adviser. The Fund paid Lincoln Life $133,345 for the fiscal year ended December 31, 2015.

Householding

Only one copy of this Information Statement is mailed to households, even if more than one person in a household is a Fund shareholder of record, unless the Fund has received instructions to the contrary. If you need additional copies of this Information Statement, or if you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact the Trust by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

Annual and Semi-Annual Reports

Shareholders can obtain a copy of the Fund’s most recent Annual Report and any Semi-Annual Report without charge, by calling 1-800-454-6265 or by writing to the Trust at P.O. Box 2340, Ft. Wayne, Indiana 46801 (regular mail) or 1300 S. Clinton Street, Ft. Wayne, Indiana 46802 (express mail).

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